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                                                                    EXHIBIT 10.6


                      2004 PERFORMANCE PROFIT SHARING PLAN



Employees of the Company are eligible to receive cash profit sharing based on the 2004 year-end results of RTW, Inc. and its Subsidiary. Contributions to the profit sharing plan are based on exceeding the Company's pre-tax, pre-profit sharing, pre-investment income earnings plan for 2004. Thirty percent (30%) of any excess profit over the plan will be shared with employees. Profit sharing amounts will be distributed as a percentage (%) of salary and on a discretionary basis to employees. Any profit sharing plan payment will be made annually after completing the 2004 year-end audit.

Executive officers, additionally, earn stock options based upon exceeding the company's pre-tax, pre-profit sharing pre-investment income earnings plan for 2004 and are eligible for an additional discretionary bonus. Executives are eligible for a fixed number of options, pro-rated on a sliding scale, in excess of the profit plan, up to a maximum level. Any stock option grant will be made annually after completing the 2004 year-end audit.